EXHIBIT 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Wells Fargo Bank, National Association
Address:	101 North Phillips Avenue Sioux Falls, SD 57104
Date of Event Requiring Statement (Month/Day/Year):	February 13, 2024
Issuer Name and Ticker or Trading Symbol:	Nuveen Quality Municipal Income Fund (NAD)
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	WELLS FARGO bank, national association

	By:	/s/ Alejandro Piekarewicz
	Name:	Alejandro Piekarewicz
	Title:	Director
	Date:	February 15, 2024